                                                                      EXHIBIT 12

                             WASTE MANAGEMENT, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)
                                   (UNAUDITED)


                                                   Three Months Ended
                                                        March 31,
                                                  ---------------------
                                                     2002        2001
                                                  ---------   ---------
Income before income taxes, extraordinary
    items, cumulative effect of changes in
    accounting principle and minority interests   $     222   $     213
                                                  ---------   ---------
Fixed charges deducted from income:
  Interest expense                                      116         154
  Implicit interest in rents                             14          17
                                                  ---------   ---------
                                                        130         171
                                                  ---------   ---------
    Earnings available for fixed charges          $     352   $     384
                                                  =========   =========

Interest expense                                  $     116   $     154
Capitalized interest                                      3           5
Implicit interest in rents                               14          17
                                                  ---------   ---------
    Total fixed charges                           $     133   $     176
                                                  =========   =========

    Ratio of earnings to fixed charges                  2.6         2.2
                                                  =========   =========